UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 1, 2009

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 White Plains Road, 6th Floor, Tarrytown, New York 10591

(Address of principal executive offices, including zip code)

(914) 631-1435

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

Unscheduled Draws on Debt Service Reserve Funds for the California and Texas Bonds

Microgy Holdings, LLC (“Microgy Holdings”), a subsidiary of Environmental Power Corporation (the “Company”), was required to make payments, on or before November 26, 2009, in respect of semi-annual interest payments due December 1, 2009 on its California and Texas tax-exempt bonds. The required payments by Microgy Holdings in respect of the California and Texas bonds were $53,646 and $1,556,826, respectively. Due to Microgy Holdings’ cash constraints, these payments were not made. As a result, on December 1, 2009, Wells Fargo Bank, National Association, as Trustee under the indentures for the California and Texas bonds (the “Trustee”) made unscheduled draws on the respective debt service reserve funds for the California and Texas bonds to cover these amounts and make the full semi-annual interest payments due on the bonds.

Pursuant to the terms of the Restatement of Demand Purchase Agreement, dated as of November 20, 2009 (the “Restatement”), between and among Microgy Holdings, the Company, the Trustee, the Texas and California bondholders and the Subsidiary Guarantors signatory thereto, and consented to by the California Statewide Communities Development Authority (the “CSCDA”) and the Gulf Coast Industrial Development Authority (the “GCIDA”), the draws on the debt service reserve funds described above constitute events of default under the Restatement, pursuant to which the Texas and California bondholders and the Trustee may proceed with any and all remedies afforded by law, under the Restatement, under the Texas and/or California bond documents and/or otherwise available to the Trustee or the bondholders. In addition, the failure of Microgy Holdings to make the payments described in the foregoing paragraph may be deemed to be an event of default under (i) the Loan Agreement, dated as of October 1, 2006, between Microgy Holdings and the GCIDA and, therefore, the Indenture, dated as of October 1, 2006, between the GCIDA and the Trustee relating to the Texas bonds, and (ii) the Loan Agreement, dated as of August 1, 2008, between the Microgy Holdings and the CSCDA and, therefore, the Indenture, date as of August 1, 2008, between the CSCDA and the Trustee. The remedies available to the Trustee and the bondholders as a result of such events of default could include acceleration of all amounts owed under the currently outstanding Texas and California bonds (currently approximately $44,995,000 and $31,210,000, respectively), although neither the Trustee nor the Texas or California bondholders have yet taken any action in this regard. The Company and Microgy Holdings are in discussions with the Texas and California bondholders regarding a forbearance agreement relating to these events of default, but cannot assure you that such discussions will result in an acceptable forbearance agreement.

Unscheduled Draw on Debt Service Reserve Fund for the Nebraska Bonds

The Company’s subsidiary, Microgy Grand Island, LLC (“MGI”), was required to make a payment, on or before November 26, 2009, in respect of the semi-annual interest payment due December 1, 2009 on its Nebraska tax-exempt bonds. The required payment by MGI in respect of the Nebraska bonds was $245,000.00. Due to MGI’s cash constraints, this payment was not made. As a result, on December 3, 2009, the Wells Fargo Bank, National Association, which also serves as trustee under the indenture for the Nebraska bonds (the “NE Trustee”) made an unscheduled draw on the debt service reserve fund for the Nebraska bonds to cover this amounts and make the full semi-annual interest payment due on the bonds. The failure of MGI to make the payment described in this paragraph may be deemed to be an event of default under the Lease Agreement, dated as of June 1, 2008, between MGI and the City of Grand Island, Nebraska and, therefore, under the Indenture, date as of June 1, 2008, between the City and the NE Trustee. The remedies available to the NE Trustee and the Nebraska bondholders as a result of such event of default could include acceleration of all amounts owed under the currently outstanding Nebraska bonds (currently approximately $7,000,000), although neither the NE Trustee nor the Nebraska bondholders have yet taken any action in this regard. The Company and MGI are initiating discussions with the Nebraska bondholders regarding a forbearance agreement relating to this event of default, but cannot assure you that such discussions will result in an acceptable forbearance agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/S/ DENNIS HAINES
Dennis Haines
Vice President, General Counsel and Secretary

Dated: December 9, 2009

3